Date: December 15, 2020

News Release – Investor Update

Parks! America, Inc. Announces Record Sales and Net Income for Fiscal 2020

•Record sales of $9.51 million and net income of $2.77 million for fiscal 2020

•Record sales increase of 124.4% in Q4; up 53.7% for fiscal 2020

•Excluding Aggieland, Q4 sales increase a record 86.6%; up 35.5% for fiscal 2020

•Record fiscal 2020 net income increases by $1.67 million to $2.77 million

PINE MOUNTAIN, Georgia, December 15, 2020 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its fourth fiscal quarter and fiscal year ended September 27, 2020.

Fourth Quarter Fiscal 2020 Financial Highlights

Total net sales for the fourth fiscal quarter ended September 27, 2020 were $4,548,614, an increase of $2,521,542 or 124.4%, compared to $2,027,072 for the fourth fiscal quarter ended September 29, 2019. Attendance based net sales were $4,523,529, an increase of $2,523,911 or 126.2%, while animal sales decreased by $2,369. Excluding Aggieland Wild Animal Safari (the “Texas Park”), acquired on April 27, 2020, attendance based net sales were a record $3,731,769, an increase of $1,732,151 or 86.6%, while animal sales were $17,431, a decrease of $10,023.

The Company reported record net income of $1,780,597 for its fourth fiscal quarter ended September 27, 2020 compared to net income of $527,533 for its fourth fiscal quarter ended September 29, 2019, an increase of $1,253,064. The increase in the Company’s fourth fiscal quarter net income is primarily attributable to higher park attendance based revenues, a positive contribution from the recently acquired Texas Park, and lower professional fees, partially offset by higher cost of sales, higher compensation, advertising and insurance expenses, as well as higher interest and income tax expenses.

2020 Fiscal Year Financial Highlights

Total net sales for the 2020 fiscal year were $9,507,264, an increase of $3,323,010 or 53.7%, compared to $6,184,254 for the 2019 fiscal year. Attendance based net sales were $9,440,986, resulting in an increase of $3,336,711 or 54.7%, while animal sales decreased by $13,701. Excluding the Texas Park, attendance based net sales were a record $8,272,436, an increase of $2,168,161 or 35.5%, while animal sales were $56,339, a decrease of $23,640.

The Company reported record net income of $2,767,469 for its 2020 fiscal year compared to net income of $1,096,538 for its 2019 fiscal year, resulting in an increase of $1,670,931. Excluding the after-tax impact of tornado damage asset write-offs and expenses in the 2019 fiscal year, as well as the after-tax impact of a related insurance recovery in the 2020 fiscal year, 2020 fiscal year net income increased by $1,588,124. The increase in the Company’s net income for its 2020 fiscal year is primarily attributable to higher park attendance based revenues and a positive contribution from the recently acquired Texas Park, partially offset by higher cost of sales, and higher compensation and insurance expenses, as well as higher interest and income tax expenses.

Balance Sheet and Liquidity

The Company had working capital of $3,856,455 as of September 27, 2020, compared to working capital of $3,445,760 million as of September 29, 2019. The Company’s debt to equity ratio was 0.60 to 1.0 as of September 27, 2020, compared to 0.15 to 1.0 as September 29, 2019. The increase in the Company’s debt to equity ratio is principally a result of debt incurred to finance the Texas Park acquisition.

2020 In Review

The Company’s 2020 fiscal year was marked with two major events. First, was the COVID-19 pandemic, which emerged at the beginning of the Company’s annual high season. Second, was the acquisition of the Texas Park on April 27, 2020.

“Our 2020 fiscal year was challenging for our business on several levels. Prior to the onset of the COVID-19 crisis, our year-over-year attendance based revenues were trending positive,” commented Dale Van Voorhis, Chairman and CEO. “Then, our Parks were closed during the traditionally important Spring Break and early spring period. As our fourth quarter and total 2020 results attest, subsequent to reopening in early May 2020, all three of our Parks experienced record attendance levels, which drove record sales and profitability. We literally went from being closed to the public during the majority of April and evaluating cash conservation plans, to implementing attendance management and crowd control measures from mid-May through the end of our fiscal year.

“We believe the strong year-over-year attendance growth each of our Parks experienced during the last five months of our 2020 fiscal year, which has continued into the early part of our 2021 fiscal year, is a positive consequence of the outdoor nature of the family-friendly, wild animal education and entertainment experience provided at each of our Parks,” noted Mr. Van Voorhis. “The experience we offer is particularly attractive during the COVID-19 pandemic for guests seeking outdoor entertainment options. Furthermore, while many have been repeat customers, we also experienced a significant increase in first time visitors. It is obvious the local and regional awareness for each of our Parks has been expanded during this timeframe, which we believe will have longer-term, positive ramifications for our business.

“I said it earlier this year and it bears repeating, we are grateful to our guests for their support of our business and animals during these times. And we are very appreciative of our associates for their hard work, dedication and commitment during these challenging and unprecedented times.

“I also continue to be pleased with the early results we are seeing from Aggieland Wild Animal Safari. We are seeing positive results from our initial marketing efforts to increase the awareness of the wonderful wild animal safari experience offered by this recent addition to our portfolio of Parks,” noted Mr. Van Voorhis. “While a variety of uncertainties remain over the next 12 months, we are optimistic regarding the prospects for each of our three Parks and our business overall. We will continue to monitor the local situation impacting each of our three Parks and have contingency plans in place to address any significant changes.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, which was acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended September 27, 2020, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain associates in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the potential negative impact on its revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2020.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Year Ended September 27, 2020 and September 29, 2019

	For the three months ended		For the year ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net sales	$4,523,529	$1,999,618	$9,440,986	$6,104,275
Sale of animals	25,085	27,454	66,278	79,979
Total net sales	4,548,614	2,027,072	9,507,264	6,184,254

Cost of sales	423,882	225,699	962,047	673,667
Selling, general and administrative	1,468,350	949,095	4,115,323	3,399,145
Depreciation and amortization	190,306	108,371	576,139	453,968
Tornado damage and expenses, net	-	9,500	(24,373)	80,444
Loss on disposal of operating assets, net	29,121	16,846	29,121	32,693
Income from operations	2,436,955	717,561	3,849,007	1,544,337

Other income, net	8,991	5,743	27,788	27,104
Interest expense	(83,849)	(18,371)	(182,926)	(76,003)
Income before income taxes	2,362,097	704,933	3,693,869	1,495,438

Income tax provision	581,500	177,400	926,400	398,900
Net income	$1,780,597	$527,533	$2,767,469	$1,096,538

Income per share - basic and diluted	$0.02	$0.01	$0.04	$0.01

Weighted average shares
outstanding (in 000's) - basic and diluted	75,021	74,821	74,964	74,791

PARKS! AMERICA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of September 27, 2020 and September 29, 2019

	September 27, 2020	September 29, 2019
ASSETS
Cash	$5,505,716	$3,787,815
Inventory	200,891	195,201
Prepaid expenses	148,732	147,529
Total current assets	5,855,339	4,130,545

Property and equipment, net	13,654,800	6,620,405
Intangible assets, net	-	600
Other assets	12,144	11,786
Total assets	$19,522,283	$10,763,336

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$178,485	$96,270
Other current liabilities	599,390	384,160
Current portion of long-term debt, net	1,221,009	204,355
Total current liabilities	1,998,884	684,785

Long-term debt, net	5,797,392	1,154,013
Total liabilities	7,796,276	1,838,798

Stockholders’ equity
Common stock	75,021	74,821
Capital in excess of par	4,889,316	4,855,516
Treasury stock	(3,250)	(3,250)
Retained earnings	6,764,920	3,997,451
Total stockholders’ equity	11,726,007	8,924,538
Total liabilities and stockholders’ equity	$19,522,283	$10,763,336